INSIGHTFUL CORPORATION

AGREEMENT REGARDING EMPLOYMENT TERMINATION

THIS AGREEMENT REGARDING EMPLOYMENT TERMINATION (this "Agreement"), dated as of October 1, 2007 (the "Effective Date"), is entered into by and between Insightful Corporation, a Delaware corporation, and any successor to its business or assets or both that assumes and agrees to perform this Agreement as contemplated by Section 10.2 (the "Company") and Richard P. Barber (the "Executive").

RECITALS

A. The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to take appropriate steps to encourage the Executive to continue as a dedicated employee of the Company (or its affiliated company, as the case may be).

B. The Board has also determined that, in the event of the possibility, threat or occurrence of a Change of Control of the Company, it is in the best interests of the Company and its stockholders to induce the Executive to remain dedicated to the Company (or its affiliated company, as the case may be) and to diminish the inevitable distraction of the Executive arising from the personal uncertainties and risks created by a pending or threatened Change of Control.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1. Definitions

All capitalized terms used but not otherwise defined in this Agreement shall have the meanings given those terms in Appendix A to this Agreement.

2. Term

2.1 This Agreement shall continue until terminated in accordance with Section 2.2 or 2.3.

2.2 This Agreement shall terminate without further action by either the Company or the Executive (other than as provided in Sections 6 and 7 hereof, if and to the extent that the applicable conditions of such Sections are met) upon the earliest to occur of the following: (a) the death or Total Disability of the Executive; (b) the termination of Executive's employment with the Company or its affiliated company (as the case may be) for any reason, or (c) the mutual agreement of the Company and the Executive.

2.3 This Agreement may be terminated by either party for material breach of this Agreement, provided that the non-breaching party gives the other party at least thirty (30) days' prior written notice and the breaching party fails to cure such breach within such thirty (30) day period.

3. Employment at Will

The Executive and the Company acknowledge that the employment of the Executive by the Company or its affiliated companies is "at will" and may be terminated by either the Executive or the Company or its affiliated company (as the case may be) at any time with or without cause and with or without advance notice. The rights of the Executive provided in Section 6 and 7 hereof will apply only to the extent that the applicable conditions of such Sections are met.

4. Attention and Effort

As long as the Executive remains employed by the Company or its affiliated companies, and excluding any periods of vacation, sick time or other approved leave to which the Executive is entitled, the Executive will devote all of his productive time, ability, attention and effort to the business and affairs of the Company or its affiliated company, as the case may be, and the discharge of the duties and responsibilities of the Executive's position, and will use his reasonable best efforts to perform faithfully and efficiently such duties and responsibilities. While employed by the Company, the Executive will not engage in any other employment without the Company's advance written consent. It shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, (c) manage personal investments, or (d) engage in activities permitted by the CEO or General Counsel of, or the written policies of, the Company, so long as such activities do not significantly interfere with the performance of the Executive's duties and responsibilities. It is expressly understood and agreed that to the extent any of the foregoing activities have been conducted by the Executive with the approval of the CEO or General Counsel of, or the written policies of, the Company prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) shall not thereafter be deemed to interfere with the performance of the Executive's duties and responsibilities to the Company.

5. Notice of Termination

Any termination of the Executive's employment by the Company or by the Executive shall be communicated by a Notice of Termination to the other party given in accordance with Section 10.1. "Notice of Termination" means a written notice that (a) notifies the other party of the termination and the effective date of such termination and (b) if the termination is for Cause (in the case of termination by the Company) or for Good Reason (in the case of termination by the Executive), sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Cause or Good Reason (as the case may be). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights under this Agreement.

6. Termination Payments

If the Executive's employment is terminated during the term of this Agreement, the Executive shall not receive any compensation or benefits from the Company with respect to such termination except as specifically provided in this Section 6 (or, in the event of termination in connection with the threat or occurrence of a Change of Control, as specifically provided in Section 7).

6.1 If the Company terminates the Executive's employment for any reason other than Cause (which shall be subject to Section 6.2 hereof) or the Executive's death or Total Disability (which shall be subject to Section 6.3 hereof) or the Executive terminates his employment for Good Reason, the Executive shall be entitled to receive the following:

(a) payment of the Accrued Obligations; and

(b) severance pay in an amount equal to the lesser of (i) the sum of (A) twelve (12) months of the Executive's base salary as in effect as of the Date of Termination and (B) the Executive's target at-plan performance-based bonus amount for the fiscal year in which the Date of Termination occurs; and (ii) two (2) times the Executive's Annual Rate of Compensation for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs.

The Executive's receipt of the severance pay set forth in subsection (b) is conditioned on the signing by the Executive of a general release of claims in a form acceptable to the Company.

6.2 If the Executive's employment is terminated by the Company for Cause or by the Executive for any reason other than Good Reason, this Agreement shall terminate without further obligation on the part of the Company to the Executive, other than the Company's obligation to pay the Executive the Accrued Obligations.

6.3 If the Executive's employment is terminated by reason of the Executive's death or Total Disability, this Agreement shall terminate automatically without further obligation on the part of the Company to the Executive or his legal representatives under this Agreement, other than the Company's obligation to pay the Executive the Accrued Obligations to the extent not previously paid (which, in the case of the Executive's death, shall be paid to the Executive's estate or beneficiary, as applicable) and, in the case of Total Disability, to provide Executive with the option to elect COBRA coverage at the Executive's expense.

6.4 All termination payments due under this Section 6 will be paid in a lump sum within ninety (90) days after the date of termination or on regular payroll schedules, at the Company's option; provided, however, any payment that is subject to Section 409A of the Code and is payable as a result of termination of employment shall not be paid until six (6) months and one day after the date of termination of employment.

7. Change of Control

In the event of the threat or occurrence of a Change of Control:

7.1 The Company shall cause 50% of the Executive's unvested and unexpired stock options to vest and become exercisable immediately before the effectiveness of the Change of Control, provided that the Executive remains employed by the Company through such date.

7.2 If, during the Employment Period, the Company terminates the Executive's employment for any reason other than Cause (which shall be subject to Section 6.2 hereof) or the Executive's death or Total Disability (which shall be subject to Section 6.3 hereof) or if the Executive terminates his employment for Good Reason, then in addition to paying the Executive the termination payments required under Section 6.1(a) and (b), the Company will cause all of the Executive's unvested and unexpired stock options to immediately vest and become exercisable. All of the Executive's vested and unexpired options shall continue to be exercisable for a period of six (6) months after the Date of Termination.

8. Taxes and Withholding

8.1 Notwithstanding any other provisions of this Agreement, if either the Company or the Executive receives confirmation from the Company's independent tax counsel or its public accounting firm (the "Tax Advisor"), that any payment to the Executive under this Agreement (either alone or together with payments under any other agreement or benefit plan of the Company or any related entity (including any stock option plan)) (each, a "Payment") would be considered to be an "excess parachute payment" within the meaning of Section 280G of the Code, then the following rules shall apply:

(a) The Company shall compute the net value to the Executive of all such Payments after reduction for the excise taxes imposed by Section 4999 of the Code and for any income taxes that would be imposed on Executive if such termination benefits constituted Executive's sole taxable income.

(b) The Company shall next compute the maximum amount of Payments that may be provided without any portion of any Payment being characterized an Excess Parachute Payment and reduce the result by the amount of any income taxes that would be imposed on the Executive if such reduced Payments constituted the Executive's sole taxable income.

If the result derived in subsection (a) is greater than the result derived in subsection (b), then the Executive shall be provided the full amount of Payments without reduction. If the result derived from subsection (a) is not greater than the result derived in subsection (b), then the Executive shall be provided the maximum amount of Payments that can be provided without any Payments being characterized as "excess parachute payments."

8.2 Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

9. Governing Law

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without regard to its or any other jurisdiction's rules governing conflicts of laws. Each party hereby irrevocably submits to the personal and exclusive jurisdiction of the courts located in King County, Washington in any action arising out of this Agreement.

10. General Provisions

10.1 Notice. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) delivered personally; (b) deposited with a pre-paid messenger, express or air courier or similar courier; (c) deposited in first-class certified or registered mail, postage prepaid or (d) transmitted by confirmed facsimile transmission (provided that the original of such notice is deposited in the U.S. mail, postage prepaid). Notices shall be addressed to a party at the party's address or facsimile number as set forth below. Notices shall be deemed to have been received (i) upon receipt in the case of personal delivery; (ii) one business day after being deposited in the case of messenger, express or air courier or similar courier; (iii) three business days after the date deposited in first-class certified or registered mail; and (iv) one business day after receipt as evidenced by the facsimile transmission confirmation notice, in the case of transmission by facsimile.

If to Company: Insightful Corporation
1700 Westlake Ave. N., Suite 500
Attn: General Counsel
Fax: (206) 283-8691

If to Executive: [redacted]

Either party may change the individual designated above or their contact information or both by notice in accordance with this Section 10.1.

10.2 Assignment

(a) This Agreement is personal to the Executive and shall not be assignable by the Executive.

    The Company shall assign to and require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business or assets or both of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

10.3 No Violation of Other Agreements. The Executive represents that neither the execution nor the performance of this Agreement by the Executive will violate or conflict in any way with any other agreement by which the Executive may be bound.

10.4 Waivers. No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies under this Agreement, and no course of dealing or performance with respect to this Agreement, shall constitute a waiver of such. The express waiver by a party of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

10.5 Amendments. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged, and signed by the Company and the Executive. Each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and the Executive.

10.6 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, then, to the fullest extent permitted by law, (a) all other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

10.7 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive with respect to its subject matter, and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and the Executive with respect to such subject matter (including, but not limited to, the Employment Agreement Regarding Termination dated July 26, 2004 are hereby superseded and nullified in their entireties, except that any stock option agreement between the Company and the Executive and shall continue in full force and effect.

10.8 Counterparts. This Agreement may be executed in counterparts, each of which counterparts shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.9 Compliance with IRC Section 409A. This Agreement is intended to comply and shall be interpreted and construed in a manner consistent with the provisions of Section 409A of the Code, including any rule or regulation promulgated thereunder. In the event that any provision of this Agreement would cause an amount payable hereunder to be subject to tax under the Code prior to the time such amount is paid to the Executive, such provision shall, without the necessity of further action by the Company, be deemed null and void.

10.10 Offset. To the extent permissible under applicable law, without prejudice to other remedies, the Company may offset any amounts the Executive owes the Company against any amount (net of taxes and other deductions) due to the Executive under this Agreement or otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date.

INSIGHTFUL CORPORATION EXECUTIVE

By: /s/ Jeffrey E. Coombs By: /s/ Richard P. Barber

Name: Jeffrey E. Coombs Richard P. Barber

Its: CEO

APPENDIX A

DEFINITIONS

"Accrued Obligations" means:

  the Executive's base salary through the Date of Termination, to the extent not previously paid;
  the Executive's performance-based bonus fully earned through the Date of Termination, if any, to the extent not previously paid; and
  any accrued vacation or other accrued leave pay that would be payable upon termination of employment under the Company's standard policy, in each case to the extent not previously paid.

"Annual Rate of Compensation" means the "annual rate of compensation" as that term is defined in the Code and the related interpretations and guidance of the Internal Revenue Service then in effect.

"Cause" means, in the Company's reasonable discretion, cause given by the Executive to the Company and shall include, without limitation, the occurrence of one or more of the following events:

(a) the Executive's unreasonable refusal to carry out any material lawful duty of his position, or any lawful directions of the Board or management of the Company senior to the Executive that are reasonably consistent with the Executive's position and duties;

(b) the Executive's persistent failure to carry out any lawful duties of his position or any directions of the Board or senior management reasonably consistent with the Executive's position and duties, provided, however, that the Executive has been given reasonable notice and opportunity to correct any such failure;

(c) material violation by the Executive of a published company policy;

(d) violation of state or federal criminal law involving the commission of a crime against the Company or any other criminal act involving moral turpitude;

(d) current abuse by the Executive of alcohol or controlled substances;

(e) fraud or material deception, misrepresentation or dishonesty by the Executive with respect to the Company;

(f) any act or omission to act of the Executive or involvement by the Executive in any circumstances that could reasonably result in material harm to the Company or that materially compromises the Executive's ability to represent the Company with investors, customers or the public; or

(g) material breach by the Executive of this Agreement, provided that the Executive has failed to cure such breach within thirty (30) days of receiving written notice of such breach.

"Change of Control" shall mean:

(a) A "Board Change" that, for purposes of this Agreement, shall have occurred if a majority (excluding vacant seats) of the seats on the Company's Board of Directors (the "Board")are occupied by individuals who were neither (i) nominated by a majority of the Incumbent Directors nor (ii) appointed by directors so nominated. An "Incumbent Director" is a member of the Board who has been either (i) nominated by a majority of the directors of the Company then in office or (ii) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(b) The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of either (A) the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this definition are satisfied; or

(c) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than fifty percent (50%) of each of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, respectively, immediately prior to such reorganization, merger or consolidation in substantially the same proportion as their ownership of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, immediately prior to such reorganization, merger or consolidation; and (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, more than fifty percent (50%) of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (iii) at least fifty percent (50%) of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were the Incumbent Directors at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation.

"Change of Control Date" means the first date on which a Change of Control occurs.

"Code" means the Internal Revenue Code of 1986, as amended, or any successor statute then in effect, and related regulations.

"Date of Termination" means with respect to a termination of the Executive's employment, (a)  if the termination is because of the Executive's death; the last day of the calendar month in which the Executive's death occurs, (b) if the termination is because of the Executive's Total Disability, the date of the determination by the Board of the Executive's Total Disability, or (c) if the termination is for any other reason, ten (10) days after the effective date of the Notice of Termination; provided, however, that the Company may, upon notice to the Executive and without reducing the Executive's compensation during such ten (10)-day period, excuse the Executive from any or all of his duties or responsibilities during such period.

"Employment Period" shall mean, with respect to the threat or occurrence of a Change of Control, the period (a) commencing on the later of (i) the date on which the Company is notified or otherwise becomes aware (as determined by the Company in its reasonable discretion) of the threat or occurrence of a Change of Control and (ii) the date that is three (3) months before the Change of Control Date, and (b) ending on the date that is six (6) months after the Change of Control Date.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Good Reason" means the taking of one or more of the following actions by the Company that result in a material negative change in the Executive's employment:

(a) the assignment to the Executive of any duties or responsibilities materially inconsistent with, or any other action by the Company that results in a material diminution in, the Executive's authority, duties or responsibilities (or the authority, duties or responsibilities of the supervisor to which the Executive reports), as such authority, duties or responsibilities existed at the Effective Date; provided that, for the avoidance of doubt, the parties acknowledge and agree that not being employed as the chief financial officer of a public company would be a material diminution in the Executive's authority and would constitute Good Reason;

(b) the Company's failure to (i) pay an annual base salary and variable compensation (if any) at least equal to the annual base salary and variable compensation earned and payable under the Executive's annual salary and variable compensation plan (if any) then in effect, at the same intervals as the salaries and variable compensation of other similarly situated executives of the Company are paid, unless such a reduction in the Executive's annual base salary and/or variable compensation applies generally to all officers of the Company, or (ii) permit the Executive to participate, subject to and in accordance with applicable eligibility requirements, in such benefit programs as are generally made available to other executives of the Company;

(c) the Company's requiring the Executive to be based at any office or location other than at (i) the Company's headquarters as in effect on the Effective Date or (ii) any office that is subsequently designated as the headquarters of the Company and is less than twenty-five (25) miles from the location of the Company's headquarters as in effect on the Effective Date;

(d) any failure by the Company to comply with and satisfy Section 10.2; or

(e) any other material breach by the Company of this Agreement;

provided, however, that in each case the Executive has given written notice to the Company of the existence of the condition that Executive believes gives rise to Good Reason within ninety (90) days of the initial existence of the condition (or such greater period of time as may be agreed by the Company in its sole discretion), and the Company has failed to cure such condition within thirty (30) days of receiving such notice.

"Notice of Termination" has the meaning specified in Section 5 of this Agreement.

"Person" means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) .

"Total Disability" means the Executive's inability (with such accommodation as may be required by law and that places no undue burden on the Company), as determined by a physician selected by the Company and acceptable to the Executive, to perform the Executive's duties and responsibilities for a period or periods aggregating twelve (12) weeks in any three hundred sixty-five (365) day period as a result of physical or mental illness, loss of legal capacity or any other cause beyond the Executive's control, unless and to the extent that the Executive is granted a leave of absence by the Board.